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                                                                   EXHIBIT 10.50


                              [MESSAGEMEDIA LOGO]



October 4, 1999

Kelley Wood


Dear Kelley:

MessageMedia, Inc. ("MessageMedia" or the "Company") is pleased to offer you employment on the terms and conditions stated in this letter, pending reference checks. MessageMedia is offering you the position of VP Information Technology. You will work at our facility located at 6060 Spine Road, Boulder, CO 80301. You will report to the CEO. Of course, MessageMedia may change your position, duties, and work location from time to time as it deems necessary. If you accept this offer, we would like for you to begin work with MessageMedia on August 31, 1999.

Your rate of compensation will be $165,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly. You will be eligible for all fringe benefits presently offered MessageMedia employees. Details about such benefits are available for your review. The Company will also pay you a relocation bonus of $15,000, less payroll deductions and all required withholdings to cover moving costs and temporary housing. You will also be eligible to earn an annual bonus with a target of 50% of your base salary.

You may, subject to approval by the Compensation Committee of the Board of Directors, be eligible to receive an option to purchase 100,000 shares of the Company's Common Stock (the "Option"), with an exercise price per share equal to the fair market value of the Company's Common Stock on the date you start employment with MessageMedia ("Vesting Commencement Date"). This Option will be issued in accordance with the terms and conditions of the 1995 Stock Option Plan.

The Option shall vest in accordance with the Company's standard form of option agreement under the 1995 Stock Option Plan, as amended, which provides that 25% of the shares subject to the option shall vest and become exercisable on the first anniversary of the Vesting Commencement Date, and an additional 1/48th of the shares subject to the option at the end of each one-month period thereafter shall vest and become exercisable provided in each case that the optionee remains an employee and/or consultant of the Company.

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You will be entitled to four weeks weeks of paid vacation during your first year of service, which shall begin accruing monthly upon commencement of employment. You will be eligible to use your accrued vacation after your first thirty (30) days of employment, and in accordance with the provisions of the Employee Handbook thereafter.

Should you accept this offer, your employment with MessageMedia will not be for a specified term and may be terminated with or without cause and with or without notice by you or by the Company at any time, for any reason or no reason. Any contrary representations or agreements which may have been made to you are superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and MessageMedia concerning the nature and duration of your employment. Though your job duties, title, compensation and benefits may change over time and you may be subject to incremental discipline that doesn't include a termination, none of these events change our agreement that you are an "at will" employee. In addition, the fact that the rate of your salary is stated in units of years or months and that your vacation accrues annually does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The "at will" term of your employment with MessageMedia can only be changed in a writing signed by you and the President of the Company.

One of the conditions of your employment with MessageMedia is the maintenance of the confidentiality of MessageMedia's proprietary and confidential information. You will be required, prior to or on your start date, to execute the Company's Proprietary Information and Inventions Agreement, attached hereto as Appendix A.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In the performance of your duties for the Company, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

By joining MessageMedia, you are agreeing to abide by all laws and regulations, all Company policies and procedures, to acknowledge in writing that you have read the Company's Employee Handbook and that you are bound by the terms and conditions of the Company's Proprietary Information and Inventions Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

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We are looking forward to having you join MessageMedia, Inc. If you wish to accept this offer, please sign below and return the fully executed letter prior to the expiration date of August 31, 1999. You should keep one copy of this letter for your own records.

Very truly yours,

MESSAGEMEDIA, INC.


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Larry Jones                                                            Date
CEO & President



Acceptance:



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Kelley Wood                                                            Date


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